EXHIBIT 99.1

 Alnylam Pharmaceuticals Reports First Quarter 2007 Financial Results

     - Product Pipeline, Revenues and Cash Position Significantly
                     Strengthened Year-Over-Year -


    CAMBRIDGE, Mass.--(BUSINESS WIRE)--May 9, 2007--Alnylam
Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the quarter ended March 31, 2007 and company highlights.

    "We have made important advancements already this year, and anticipate continued progress on many fronts in the months to come," said John Maraganore, Ph.D., President and Chief Executive Officer of Alnylam. "In particular, we have advanced our development pipeline year to date. Our lead program, ALN-RSV01, an RNAi therapeutic for the treatment of RSV infection, is advancing towards Phase II studies that hold the potential of demonstrating human proof of concept as measured by anti-viral activity. We also advanced ALN-VSP01, a new development program for the treatment of liver cancers and potentially other solid tumors. Further, we continued to advance the science of RNAi towards its broad therapeutic applications, as evidenced by our presentations at top-tier scientific meetings and publications in peer-reviewed journals, as well as executing on our business strategies and building on our leading intellectual property position."

    Cash, Cash Equivalents and Marketable Securities

    At March 31, 2007, Alnylam had cash, cash equivalents and marketable securities of $204.5 million, compared to $217.3 million at December 31, 2006 and $132.3 million at March 31, 2006.

    Net Loss

    The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the quarter ended March 31, 2007 was $21.6 million, or $0.58 per share (including a one-time non-cash license fee of $7.9 million and a cash license fee of $0.4 million which totaled $0.22 per share, and $2.2 million, or $0.06 per share of non-cash stock-based compensation expense), compared to $8.9 million, or $0.30 per share (including $2.4 million, or $0.08 per share of non-cash stock-based compensation expense), in the first quarter of 2006. The company's increase in net loss is primarily a result of a license fee the company paid in its common stock to Tekmira Pharmaceuticals Corporation (formerly Inex Pharmaceuticals Corporation) and a related cash license fee during the first quarter of 2007, in exchange for the worldwide exclusive license to Tekmira's liposomal delivery formulation technology for the discovery, development, and commercialization of RNAi therapeutics, as well as the expansion of the technology research and manufacturing alliance on lipid-based delivery technology.

    Revenues

    Revenues in the first quarter of 2007 were $7.2 million, compared to $5.7 million during the first quarter of 2006. Included in revenues in the first quarter of 2007 were $4.1 million of expense reimbursement and amortization revenues related to the company's collaborations with Novartis, and $3.1 million of expense reimbursement and amortization revenues from Biogen Idec, Merck, the National Institutes of Health (NIH) for Ebola, research reagent and services licensees, and other sources. Revenues in the first quarter of 2006 were comprised of $5.2 million of expense reimbursement and amortization revenues related to the company's Novartis collaborations as well as an aggregate of $0.5 million of expense reimbursement and amortization revenue received from Merck, research reagent and services licensees, and other sources.

    Research and Development Expenses

    Research and development (R&D) expenses were $26.7 million in the first quarter of 2007, including $1.2 million of non-cash stock-based compensation, compared to $11.7 million in the first quarter of 2006, which included $1.5 million of non-cash stock-based compensation. The increase in R&D expenses was primarily due to a non-cash license fee of $7.9 million to Tekmira that the company paid in its common stock as well as a related cash license fee of $0.4 million, as discussed above. The increase was also due to the planned increase in clinical trial expenses in support of Alnylam's clinical program for respiratory syncytial virus (RSV) infection related to its ongoing Phase I inhalation trial, as well as its experimental infection study. Also contributing to the increase were higher manufacturing and external service costs associated with the company's pre-clinical programs for the treatment of hypercholesterolemia and liver cancer, as well as costs related to an increase in R&D headcount over the past year to support the company's expanding pipeline and alliances.

    General and Administrative Expenses

    General and administrative (G&A) expenses were $4.5 million in the first quarter of 2007, including $1.0 million of non-cash stock-based compensation, compared to $3.8 million in the first quarter of 2006, which included $0.8 million of non-cash stock-based compensation. The increase in G&A expenses was primarily due to higher professional service fees as a result of increased business activities.

    2007 Financial Guidance

    Alnylam expects that its cash, cash equivalents and marketable securities balance will be greater than $180.0 million at December 31, 2007.

    "Our first quarter financial performance reflects a particularly active and productive period at Alnylam, as we advanced our proprietary and partnered programs, including our lead RNAi therapeutic, ALN-RSV01 for the treatment of RSV, as well as ALN-PCS01 for the treatment of hypercholesterolemia," stated Patricia Allen, Vice President, Finance and Treasurer at Alnylam. "Although there will be variability in R&D expenses and revenues from quarter to quarter, we expect to maintain a solid financial profile with a strong revenue base as a result of our existing and more recent collaborations, balanced with planned investments in advancing our pipeline. We remain on track to achieve our cash guidance for the remainder of the year as we execute on our scientific, clinical, and business objectives for 2007."

    First Quarter 2007 and Recent Corporate Highlights

    Product Pipeline and Scientific Leadership Highlights

    -- Continued Progress with Development of ALN-RSV01 for RSV Infection. Alnylam is conducting an experimental infection study with ALN-RSV01, an RNAi therapeutic for the treatment of RSV infection. Results from Part I of this study were presented at the recent Pediatric Academic Societies' Annual Meeting and demonstrated the establishment of a safe and reliable RSV infection of the upper respiratory tract in adult volunteers. In the second quarter, Alnylam intends to advance to the second part of this study in a Phase II trial that is designed to evaluate safety and tolerability, as well as to demonstrate anti-viral activity with ALN-RSV01 treatment. Data from this study is expected in the second half of the year. Alnylam's Phase I inhalation trial with ALN-RSV01 is still actively enrolling and data from this safety trial is also expected in the second half of the year.

    -- Expanded Development Pipeline. At the recent American Association for Cancer Research meeting, Alnylam expanded its pipeline with the announcement of another development program. The company will be advancing ALN-VSP01, a systemically delivered RNAi therapeutic for the treatment of liver cancers and potentially other solid tumors, towards the clinic and expects to file an investigational new drug application (IND) for this program in 2008. ALN-VSP01 is comprised of two siRNAs, each targeting a distinct and well-validated gene in the growth and proliferation of tumors: VEGF (vascular endothelial growth factor) and KSP (kinesin spindle protein). In addition, the company has a goal of filing two INDs in 2007 from its development pipeline.

    -- Advanced Additional Programs as Reported at Scientific Meetings. Alnylam had a significant presence at the Keystone Symposium on RNAi and microRNAs (miRNAs), which was co-chaired by Alnylam's President and Chief Executive Officer. Updates from the company's programs at this top-tier meeting included:

        -- New non-human primate data indicating a nearly one-month durability of RNAi-mediated silencing of a liver-expressed gene after a single dose of our systemically delivered RNAi therapeutic;
        -- Data from Alnylam's hypercholesterolemia program using
           ALN-PCS01 delivered systemically and targeting PCSK9, demonstrating duration of effect in a rodent model; and
        -- In the neurodegenerative disease area, data from the company's Huntington's disease program, which showed both reduction of neuronal pathology and an improvement in abnormal behavior with administration of a huntingtin-specific siRNA.

    -- Continued Leadership with microRNAs. With researchers at Stanford University, Alnylam published results of a study in the journal Cell on the role of miRNAs in immunity. In addition, Alnylam scientists and collaborators published new results with antagomirs in Nucleic Acids Research that further characterized the attributes required for developing miRNA-targeted drugs and may facilitate future studies to silence miRNAs in clinically relevant settings.

    Business Execution Highlights

    -- Increased Commitment to Delivery Technologies for RNAi Therapeutics. Alnylam signed an agreement with the Massachusetts Institute of Technology (MIT) Center for Cancer Research to sponsor a five-year research program focused on the delivery of RNAi therapeutics. Robert Langer, an Institute Professor at MIT and Daniel Anderson of the MIT Center for Cancer Research, are the co-investigators of the research program.

    -- Expanded Leading Position for Systemic Delivery of RNAi Therapeutics. Alnylam obtained a worldwide exclusive license to Tekmira's liposomal delivery formulation technology for the discovery, development, and commercialization of RNAi therapeutics. The companies also expanded their technology research and manufacturing alliance on lipid-based delivery technology.

    -- Continued Leveraging of Intellectual Property (IP) for Near-Term Value Creation. Alnylam continues to leverage its IP position for near-term value. This was done recently with options to InterfeRx(TM) licenses with Tekmira as part of the companies' collaboration, and a license of the Kreutzer-Limmer patent family to Bio-Rad for the research reagent market.

    Intellectual Property (IP) Leadership Highlights

    -- United States Patent and Trademark Office (USPTO) Allowed Claims in Key miRNA Patent. The USPTO allowed claims in a patent application that covers miRNAs and therapeutic molecules that target these miRNAs. The USPTO issued a "Notice of Allowance" for patent application 10/490,955, which is derived from the "Tuschl III" patent series licensed co-exclusively to Alnylam and Isis Pharmaceuticals, Inc. for miRNA therapeutics on a worldwide basis through an agreement with Max-Planck-Innovation GmbH, the licensing agent for the Max Planck Society.

    -- USPTO Allowed Claims in Patent Covering Lipid-Based Delivery of RNAi Therapeutics. The USPTO allowed claims in a patent application that covers nucleic acid-lipid compositions, including cationic liposomes, a family of specialized lipid molecules which enable the delivery of oligonucleotides, including siRNAs. The USPTO issued a "Notice of Allowance" for patent application 09/431,594, which is derived from the "Wheeler" patent series and includes a number of patents licensed exclusively to Tekmira through agreements with the University of British Columbia, and which Tekmira has exclusively licensed to Alnylam for RNAi therapeutics.

    -- USPTO Issued Patent for AML-1/MTG8 Fusion Gene. The USPTO issued to Alnylam a composition of matter patent (U.S. Patent No. 7,196,184) covering an siRNA for inhibiting expression of the AML-1/MTG8 fusion gene.

    -- Intellectual Property Office of Singapore Issued Tuschl II Patent. A patent from Alnylam's exclusively held "Tuschl II" patent series was issued by the Intellectual Property Office of Singapore. The issued patent (No. 96891) broadly covers methods of making siRNAs with or without chemical modifications required to introduce drug-like properties in RNAi therapeutics for any and all disease targets in mammalian cells.

    Organizational Highlights

    -- Expanded Management Team. Alnylam appointed Eric Raichle to the position of Vice President, Human Resources. Mr. Raichle joins Alnylam from Alkermes, Inc. and has over 20 years of global human resources experience focusing on employee relations, talent management and compensation.

    -- Developed Board of Directors. Alnylam elected Victor Dzau, M.D. to its Board of Directors. Dr. Dzau is Chancellor for Health Affairs at Duke University, and President and Chief Executive Officer of the Duke University Health System. He is also the James B. Duke Professor of Medicine and Director of Molecular and Genomic Vascular Biology at Duke. Peter Barrett, Ph.D., of Atlas Venture intends to resign from Alnylam's Board of Directors when his term expires at the company's 2007 Annual Meeting of Stockholders on June 1, 2007. Atlas Venture was an early venture investor in Alnylam, and Dr. Barrett has served as a member of the company's Board since its inception in 2002. Dr. Barrett has elected to resign in order to focus on his private portfolio companies.

    Conference Call Information

    Alnylam will host a conference call at 4:30 p.m. ET on May 9, 2007 to discuss 2007 first quarter financial results and recent corporate developments. The call may be accessed by dialing 800-573-4840
(domestic) or 617-224-4326 (international) five minutes prior to the start time and providing the passcode 95409631.

    A replay of the call will be available from 6:30 p.m. ET on May 9, 2007 until May 16, 2007. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 55487707. A live audio webcast of the call will also be available on the "Investors" section of the company's website, www.alnylam.com. An archived webcast will be available on the company's website approximately two hours after the event and will be archived for 14 days thereafter.

    About RNA Interference (RNAi)

    RNA interference (or RNAi) is a naturally occurring mechanism within cells for selectively silencing and regulating specific genes. The discovery of RNAi has been widely acknowledged as a major breakthrough in biology, and the technology was recognized for its potential broad impact in medicine with the award of the 2006 Nobel Prize for Physiology or Medicine. Since many diseases are caused by the inappropriate activity of specific genes, the ability to silence genes selectively through RNAi has accelerated the understanding of these genes and their related pathways. Additionally, RNAi could provide a new way to treat a wide range of human diseases. RNAi is induced by small, double-stranded RNA molecules. One method to activate RNAi is with chemically synthesized small interfering RNAs, or siRNAs, which are double-stranded RNAs that are targeted to a specific disease-associated gene. The siRNA molecules are used by the natural RNAi machinery in cells to cause targeted gene silencing.

    About Alnylam

    Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is applying its therapeutic expertise in RNAi to address significant medical needs, many of which cannot effectively be addressed with small molecules or antibodies, the current major classes of drugs. Alnylam is building a pipeline of RNAi therapeutics; its lead program is in Phase I human clinical trials for the treatment of respiratory syncytial virus (RSV) infection. RSV infects nearly every child at least once by the age of two and accounts for more than 125,000 hospitalizations annually in the U.S. pediatric population. RSV infection also poses a great risk to the elderly and other adults with compromised immune systems. The company's leadership position in fundamental patents, technology, and know-how relating to RNAi has enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, and Biogen Idec. The company, founded in 2002, maintains global headquarters in Cambridge, Massachusetts, and has an additional operating unit in Kulmbach, Germany. For more information, visit www.alnylam.com.

    Alnylam Forward-Looking Statements

    Various statements in this release concerning our future expectations, plans, and prospects, including, without limitation, statements related to clinical development plans for ALN-RSV01, ALN-VSP01, ALN-PCS01 and our other product candidates, the filing of an IND for ALN-VSP01 and our other product candidates and projections for the amount and sufficiency of cash, cash equivalents and marketable securities, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; our ability to fund and the results of further pre-clinical and clinical trials; obtaining, maintaining and protecting intellectual property utilized by our products; our ability to enforce our patents against infringers and to defend our patent portfolio against challenges from third parties; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales, and distribution of products; the successful development of our product candidates, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; our dependence on collaborators; and our short operating history; as well as those risks more fully discussed in the "Risk Factors" section of our most recent report on Form 10-K on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

                    Alnylam Pharmaceuticals, Inc.
           Unaudited Consolidated Statements of Operations
                (In thousands, except per share data)

----------------------------------------------------------------------
                                            Three Months Three Months
                                                Ended        Ended
                                              March 31,    March 31,
                                                2007         2006
----------------------------------------------------------------------
Net revenues from research collaborators          $7,217       $5,717
----------------------------------------------------------------------
Operating expenses:
  Research and development (1)                    26,671       11,706
  General and administrative (1)                   4,540        3,808
----------------------------------------------------------------------
    Total operating expenses                      31,211       15,514
----------------------------------------------------------------------
    Loss from operations                         (23,994)      (9,797)
----------------------------------------------------------------------
Other income (expense):
  Interest income                                  2,690        1,260
  Interest expense                                  (286)        (238)
  Other expense, net                                 (55)         (85)
----------------------------------------------------------------------
    Total other income (expense)                   2,349          937
----------------------------------------------------------------------
Net loss                                        $(21,645)     $(8,860)
----------------------------------------------------------------------

Net loss per common share:
Net loss per common share - basic and
 diluted                                          $(0.58)      $(0.30)
----------------------------------------------------------------------
Weighted average common shares - basic and
 diluted                                          37,376       30,028
----------------------------------------------------------------------

(1) Non-cash stock-based compensation
 expense included in these amounts are as
 follows:
    Research and development                      $1,156       $1,530
    General and administrative                     1,004          845
----------------------------------------------------------------------

                    Alnylam Pharmaceuticals, Inc.
           Unaudited Condensed Consolidated Balance Sheets
                            (In thousands)

----------------------------------------------------------------------
                                                March 31, December 31,
                                                  2007       2006
----------------------------------------------------------------------
Cash, cash equivalents and marketable securities $204,466    $217,260
Collaboration receivables                           4,393       3,829
Prepaid expenses and other current assets           1,057       1,695
Property and equipment, net                        12,527      12,173
Long-term restricted cash                           2,313       2,313
Intangible and other assets                         2,584       2,736
----------------------------------------------------------------------
Total assets                                     $227,340    $240,006
----------------------------------------------------------------------
Other current liabilities                         $13,599     $11,781
Deferred revenue                                   15,554      17,930
Notes payable, net of current portion               5,065       5,919
Deferred rent                                       3,095       3,202
Total stockholders' equity                        190,027     201,174
----------------------------------------------------------------------
Total liabilities and stockholders' equity       $227,340    $240,006
----------------------------------------------------------------------

    This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2006.


    CONTACT: Alnylam Pharmaceuticals, Inc.
             Cynthia Clayton, 617-551-8207
             Director, Investor Relations and Corporate Communications
             OR
             Patricia Allen, 617-551-8362
             Vice President, Finance and Treasurer